EXHIBIT 21

ALPHARMA INC.

Subsidiaries of the Registrant
Name	Jurisdiction which Organized

United States:

Alpharma U.S. Inc.	Delaware
Alpharma USPD Inc.	Maryland
ParMed Pharmaceuticals, Inc.	Delaware
Alpharma Operating Corporation	Delaware
Purepac Pharmaceutical Co.	Delaware
Faulding Laboratories Inc.	Delaware

Foreign:

Alpharma ApS	Denmark
Alpharma AS	Norway
Allabinc de Mexico, S.A. de C.V.	Mexico
Empresa Laboratories de Mexico S.A. de C.V.	Mexico
Alpharma B.V.	The Netherlands
PT Alpharma (Indonesia)	Indonesia
Alpharma do Brazil Ltda	Brazil
Alpharma SARL	France
Alpharma Limited U.K.	United Kingdom
Alpharma Fine Chemicals, Kft.	Hungary
Alpharma Animal Health Pty Ltd.	Australia
Alpharma SAS	France
Alpharma-ISIS GmbH & Co. KG	Germany
Alpharma (Belgium) B.V.B.A.	Belgium
Alpharma (Luxembourg) Sarl	Luxembourg
Alpharma Bermuda G.P.	Bermuda
Alpharma (Foshan) Pharmaceutical Co Ltd.	China